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Message from Ed Zander – 20 April 2007

As you know, Carl Icahn, a Motorola stockholder, has nominated himself for election to the Motorola board of directors at our annual stockholders meeting on 7 May.

Over the past week, Mr. Icahn has waged a campaign to gain a board seat in the media and in letters to our stockholders. On Monday, I sent you a letter we mailed to stockholders explaining why the board does not recommend him. Let me take this opportunity to provide additional background and thank you for your hard work and commitment to Motorola and our customers.

Motorola’s board comprises highly qualified, independent leaders with deep experience and interest in our technology, our customers and our products. In addition, they bring specialized expertise in such areas as finance, regulatory matters and marketing. It’s an outstanding group of men and women, each of whom is making important contributions to Motorola and the near-term and longer-term success of our company.

Motorola is always looking for additional independent directors who have relevant experience and can provide valuable insight to supplement the board’s expertise. We welcome suggestions from all of our stockholders, including Mr. Icahn, and we thoughtfully considered his nomination to join our board.

We value and respect Mr. Icahn as a stockholder. He has invested in us. We are committed to an ongoing dialogue with all of our stockholders, including Mr. Icahn.

We do not believe, however, that Carl Icahn would strengthen the board of Motorola. As a result, the board of directors unanimously opposes his nomination. You’ll find more information in a letter we are mailing to Motorola stockholders and that we filed today with the U.S. Securities and Exchange Commission.

Motorola must speak with one voice during this process. If you receive any outside inquiries on this issue, be sure to direct them to the right place:

•	Financial analysts or stockholders: Dean Lindroth, investor relations
•	Media representatives: Jennifer Erickson or Paul Alfieri, corporate communications

While press and media reports may be distracting over the coming weeks, I encourage you to continue in your efforts to serve our customers and look forward to our future success.

On behalf of our board and senior leadership team, thank you.

Regards,

Ed

ADDITIONAL INFORMATION AND WHERE TO FIND IT

While Motorola does not believe that this communication constitutes solicitation material in respect of Motorola’s solicitation of proxies in connection with its 2007 Annual Stockholders Meeting, this communication may be deemed to be solicitation material. In connection with the solicitation of proxies, Motorola has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on March 15, 2007 (the “Proxy Statement”). THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT MOTOROLA AND THE

2007 ANNUAL STOCKHOLDERS MEETING. MOTOROLA’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY.

On March 19, 2007, Motorola began the process of mailing the Proxy Statement, together with a WHITE proxy card. Stockholders may obtain additional free copies of the Proxy Statement and other documents filed with the SEC by Motorola through the website maintained by the SEC at www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from Motorola by contacting Investor Relations in writing at Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196; or by phone at 1-800-262-8509; or by email at investors@motorola.com. The Proxy Statement is also available on Motorola’s website at www.motorola.com/investor. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement. In addition, copies of the Proxy Statement may be requested contacting our proxy solicitor, D.F. King & Co. Inc. by phone toll-free at 1-800-488-8095.

Motorola and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the 2007 Annual Stockholders Meeting. You can find information about Motorola’s executive officers and directors in the Proxy Statement.